                                SECURED TERM NOTE




$3,250,000.00                                                      June 30, 1997


     FOR VALUE RECEIVED, and intending to be legally bound, the undersigned, BONE, MUSCLE & JOINT, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of HCFP FUNDING, INC., a Delaware corporation, its affiliates, successors and assigns ("Lender"), the principal sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($3,250,000.00) (the "Principal Sum"), together with interest and other fees as further set forth herein, to be paid in accordance with the terms set forth below. Capitalized terms used but not defined herein shall have the meanings given them in that certain Loan and Security Agreement by and between Lender and Borrower dated as of March 28, 1997 (SCOI practice).

     1. Principal and Interest. Borrower promises to pay to Lender interest on the Principal Sum at a fluctuating rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus three and one-half percent (Prime plus 3.5%) (the "Base Rate"), provided that after an Event of Default such rate shall be equal to the Base Rate plus three percent (3%). For purposes of the foregoing, the term "Prime Rate" means that rate of interest designated as such by Fleet National Bank of Connecticut, N.A., or any successor thereto, as the same may from time to time fluctuate. Interest only shall be payable monthly in arrears on the last Business Day (defined herein) of each month for the first six (6) months that this Secured Term Note remains outstanding, beginning on July 31, 1997 (which first interest installment shall be for interest accrued on $3,000,000.00 of the Principal Sum from the date hereof through July 31, 1997, and from the date of the advance of the additional $250,000.00 through July 31, 1997) and continuing on the last Business Day of each month thereafter through and including December 31, 1997.

     On January 31, 1998, and on the last Business Day of each month thereafter through and including December 31, 2000 (the "Maturity Date"), Borrower will pay thirty-six (36) equal monthly installments of principal equal to Ninety Thousand Two Hundred Seventy Seven and 98/100 Dollars ($90,277.78) per installment, together with accrued interest on each such installment calculated at the Base Rate. On the Maturity Date all remaining unpaid principal, together with all accrued and unpaid interest, shall be due and payable. After the Maturity Date and until the entire Principal Sum shall be paid in full, the amount of the Principal Sum then outstanding shall bear interest, payable on demand, at the Base Rate plus three percent (3%), but in no event to exceed the maximum lawful rate.

     2. Commitment Fee. In consideration for the extension of credit by Lender as evidenced by this Secured Term Note, Borrower shall pay to Lender a Commitment Fee in the amount of one percent (1%) of the Principal Sum, or Thirty Two Thousand Five Hundred and No/100 Dollars ($32,500.00), with such Commitment Fee to be paid to Lender through a deduction from the amount to be advanced at the time of the loan evidenced by this Secured Term Note.

     3. Additional Payments. Borrower further promises to pay to Lender, immediately upon demand any and all other sums and charges that may at the time become due and payable hereunder, and all reasonable costs, disbursements and a reasonable documentation preparation fee in connection with the preparation of this Secured Term Note and the related documents described in Section 4 below, and in the collection of any payments due hereunder and in any action, suit or proceeding to protect, sustain or enforce the rights and remedies of Lender hereunder.

     4. Conditions to Borrowing; Prepayment.

     a. Subject to the terms and conditions hereof, Lender shall make available to Borrower the Principal Sum in immediately available funds not later than 12:00 Noon (Washington, D.C. time) on the Business Day on which the following conditions precedent are satisfied: (i) Event of Default shall have occurred and be continuing under this Secured Term Note or any of the Loan and Security Agreements by and between Lender and Borrower, as the same may be amended, modified and restated from time to time hereafter, including those Loan and Security Agreements listed on Schedule 4 attached hereto and made a part hereof (collectively, the "Loan Agreements"), (such Loan Agreements, together with all documents, certificates and agreements executed or delivered in connection therewith, being referred to collectively herein as the "Loan Documents"); (ii) all representations and warranties contained in this Secured Term Note, the Loan Documents or otherwise made in writing in connection herewith by or on behalf of Borrower or any party to any Loan Document shall be true and correct in all material respects; (iii) the Lender shall have received Uniform Commercial Code ("UCC"), judgement and tax lien searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains a place of business, which yield results consistent with the representations and warranties contained herein, (iv) Lender shall have received Warrants substantially in the form of Exhibits A-1 and A-2 attached hereto (the "Warrants"), in form and substance satisfactory to Lender, and (v) Naresh Nagpal, Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Oak Investment Partners VI, L.P., and Oak VI Affiliates Fund, L.P. shall have executed in favor of Lender that certain Unconditional Guaranty of Payment and Performance substantially in the form of Exhibit B attached hereto (the "Guaranty");

     b. Lender shall enter the Principal Sum as a debit to a loan account in the name of Borrower and shall also record as credits in said loan account all payments made by Borrower and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits.

     c. Lender will account to Borrower monthly with a statement of advances, charges and payments made pursuant to this Secured Term Note, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower absent manifest error, or unless Lender is notified by Borrower in writing to the contrary within 30 days after the date each accounting is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to therein.

     d. Borrower may prepay all or any part of the Principal Sum outstanding (inclusive of the $32,500.00 Commitment Fee if the Principal Sum is repaid in full) without penalty, together with all interest accrued thereon and all other sums that are payable pursuant to this Secured Term Note.

     e. Notwithstanding anything herein to the contrary, the entire Principal Sum (together with all accrued interest and all other fees, costs and expenses arising hereunder) shall be due and payable simultaneously with the occurrence of a Triggering Event (as defined below).

     For purposes of this Secured Term Note, the term "Triggering Event" shall mean:

          (A) the closing date of any of the following transactions:

               (i) The issuance by Borrower of common stock or other securities in a public offering, private placement, convertible debt offering or recapitalization, other than issuances made in connection with management services agreements between Borrower and physicians;

               (ii) The sale or transfer of thirty percent (30%) or more of the outstanding ownership interests in Borrower in one or more transactions occurring in any twelve-month period, other than transactions pursuant to which Borrower enters into management agreements with physicians in the ordinary course of business;

               (iii) The sale, lease or other transfer by Borrower of all or substantially all of its assets in one or more transactions;

               (iv) The consolidation or merger by Borrower with an unrelated company; or

               (v) The issuance by Borrower of capital stock to one or more persons or entities following the date of this Secured Term Note in a transaction not covered by clauses (i) through (iv) above, which transaction results in the stockholders of Borrower as of the date of this Secured Term Note owning less than seventy percent (70%) of the outstanding ownership interests in Borrower; provided that

          (B) The total cash consideration payable in such transaction or series of transactions equals or exceeds Ten Million and No/100 Dollars ($10,000,000.00).

     5. Payment Office. Both the Principal Sum and the interest hereon and any other amounts payable hereunder are payable to Borrower in lawful money of the United States of America at the office of Lender, at 2 Wisconsin Circle, Suite 320, Chevy Chase, Maryland 20815, Attention: Ethan D. Leder, President, or at such other place as Lender may specify in writing to Borrower. Any payment by other than immediately available funds shall be subject to collection. Interest shall continue to accrue until the funds by which payment is made are available to Lender for its use. Any payment hereunder which is stated to be due on a day on which banks in Washington, D.C. are required or permitted to be closed for business shall be due and payable on the next business day (each such day a "Business Day") and such extension of time shall be included in the computation of interest in connection with such payment.

     6. No Presentment; Acceleration. On the Maturity Date or upon the occurrence of an Event of Default (as defined in Section 12 hereof), the outstanding Principal Sum, accrued and unpaid interest thereon and all other sums owed by Borrower to Lender in connection herewith shall immediately become due and payable. Borrower hereby expressly waives any presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest of any kind.

     7. Security Agreement.

     a. This Secured Term Note shall constitute a security agreement as that term is used in the UCC and Borrower hereby grants to Lender, in order to secure Borrower's obligations under this Secured Term Note, a security interest in the following (collectively, the "Collateral"): (i) all of Borrower's now owned and hereafter acquired accounts, contract rights, general intangibles, chattel paper, documents and instruments, as such terms are defined in the UCC, including, without limitation, all obligations for the payment of money arising out of Borrower's sale of goods or rendition of services ("Accounts"), (ii) all moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower's deposits (general or special), balances, sums and credits with Lender at any time existing, (iii) all of Borrower's right, title and interest, and all of Borrower's rights, remedies, security and liens, in, to and in respect of the Accounts, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account debtor, and credit and other insurance, (iv) all of Borrower's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods, (v) in all deposit accounts, as such term is defined in the UCC, (vi) all books, records, ledger cards, computer programs and other property at any time evidencing or relating to the Accounts ("Records"),
(vii) all of Borrower's now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof, (viii) all of Borrower's now owned or hereafter acquired machinery, equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof, (ix) all of Borrower's general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, all contracts and contract rights (including but not limited to all rights under all management contracts), goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof, and (x) all proceeds of the foregoing, in any form, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing. Borrower shall, at Borrower's expense, perform all acts and execute all documents requested by Lender at any time to evidence, perfect, maintain and enforce Lender's security interest and the priority thereof in the Collateral. Upon Lender's request, at any time and from time to time, Borrower shall, at Borrower's sole cost and expense, execute and deliver to Lender one or more financing statements (in form and substance satisfactory to Lender) pursuant to the UCC and, where permitted by law, Borrower hereby authorizes Lender to execute and file one or more financing statements signed only by Lender. Notwithstanding anything to the contrary contained in this Secured Term Note, Borrower and Lender agree that Lender is, and shall be deemed to be, the "secured party" as that term is defined in the UCC and elsewhere with respect to personal property.

     b. In addition to all other rights, options, and remedies granted to Lender under this Secured Term Note, upon the occurrence and continuation of an Event of Default Lender may exercise all other rights granted to it hereunder and all rights under the Uniform Commercial Code in effect in the applicable jurisdiction(s) and under any other applicable law, and exercise the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

          (i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process, and to exercise all rights and remedies available to Lender with respect to the Collateral under the Uniform Commercial Code in effect in the jurisdiction(s) in which such Collateral is located;

          (ii) The right to (by its own means or with judicial assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection c. below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

          (iii) The right to require Borrower at Borrower's expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender; and

          (iv) The right to relinquish or abandon any Collateral or any security interest therein.

     c. Borrower agrees that a notice received by it at least five (5) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral following an Event of Default.

     d. Upon the occurrence and continuation of an Event of Default, Lender shall have the right to proceed against all or any portion of the Collateral to satisfy the liabilities and obligations of Borrower to Lender in any order. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Principal Sum, all interest, costs, expenses and other charges due hereunder, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence and continuation of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

     8. Use of Funds. Borrower covenants and agrees that the loan of the Principal Sum or any portion thereof shall be used for working capital or other commercial purposes of Borrower.

     9. Representations. Borrower hereby warrants and represents to Lender that:

          a. This Secured Term Note constitutes a valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting credit rights or remedies.

          b. The execution, delivery or performance of or under this Secured Term Note will not violate or conflict with any law, rule, regulation, order, judgment, indenture, instrument, or agreement by which Borrower or Borrower's properties or assets are bound or affect, or conflict or be inconsistent with, or result in any breach of, any of the terms, covenants or provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Borrower, pursuant to the terms of any indenture, mortgage, deed of trust, material agreement or other material instrument to which Borrower is a party or by which Borrower's properties or assets may be bound or to which they may be subject other than a lien, security interest, charge or other encumbrance in favor of Lender.

          c. There are no actions, suits or other proceedings pending, including, without limitation, any condemnation proceeding, or to the knowledge of Borrower threatened, against or adversely affecting Borrower's properties or assets or the validity or enforceability of this Secured Term Note. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or governmental authority. There is no litigation or proceeding, including, without limitation, any condemnation proceeding, pending or, to the knowledge of Borrower, threatened against or affecting Borrower's properties or assets, or any circumstances existing which would in any manner materially adversely affect Borrower's properties or assets, or the validity or ability of Borrower to perform any obligations under this Secured Term Note.

          d. The financial statements of Borrower previously delivered to Lender fairly present in all material respects the financial condition of Borrower as of the date thereof. No material adverse change in the financial condition of Borrower has occurred since the date of such financial statements of Borrower delivered to Lender.

          e. Borrower is the sole owner of all right, title and interest in and to all of the Collateral free and clear of any lien, security interest, charge or encumbrance, other than such liens, security interests, charges or other encumbrances in favor of Lender under any of the Loan Agreements that are senior to the lien granted hereby with respect to overlapping Collateral and any Permitted Liens (as defined in the Loan Agreement) and Borrower has the full right, power, and authority to convey, transfer, and grant the security title and security interest in the Collateral granted herein to the Lender.

     10. Affirmative Covenants.

     Borrower covenants and agrees that until this Secured Term Note shall be repaid in full:

          a. Borrower will furnish to Lender (i) an accounts receivable aging schedule on a form reasonably acceptable to Lender within fifteen (15) days after the end of each calendar month; (ii) payable aging schedules within fifteen (15) days after the end of each calendar month; (iii) internally prepared monthly financial statements for Borrower, certified by the chief financial officer of Borrower, within forty-five (45) days of the end of each calendar month, accompanied by management analysis and actual versus budget variance reports; (iv) if and to the extent prepared by Borrower, annual projected, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrower's fiscal years; (v) internally prepared annual financial statements for Borrower within sixty
     (60) days after the end of each of Borrower's fiscal years; (vi) annual audited financial statements for Borrower prepared by Ernst & Young, LLP, or a firm of independent public accountants reasonably satisfactory to Lender, within one hundred thirty-five (135) days after the end of each of Borrower's fiscal years; (vii) promptly upon receipt thereof, copies of any reports submitted to Borrower by independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (viii) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; and (ix) such additional information, reports or statements as Lender may from time to time reasonably request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP. All internally prepared financial statements shall be preliminary, unaudited and subject to year end adjustments.


          b. During each calendar month beginning January 1, 1998 and continuing while this Secured Term Note remains outstanding, Borrower's EBITDA (as defined immediately below) shall equal or exceed 1.2 times the aggregate of Borrower's interest and principal obligations under this Secured Term Note with respect to such month, determined in accordance with GAAP and calculated based on the financial statements delivered to Lender in accordance with Section 10(a) above. For purposes of this Secured Term Note, "EBITDA" shall mean, for any period, the net income or net loss of Borrower, determined in accordance with GAAP, plus the sum of (i) interest expense, arising under this Secured Term Note and any subordinated debt of Borrower that is subordinated in writing to Borrower's obligations under this Secured Term Note, but specifically excluding interest arising under the Loan Agreements, which shall be deducted in calculating net income or net loss, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense of Borrower, determined in each case in accordance with GAAP.

          c. Borrower will make all payments of principal, interest, fees, and all other payments required hereunder, under the Loan Agreements, and under any other Loan Documents, as and when due. In furtherance of the foregoing, Borrower covenants and agrees that Lender shall have the right to apply all collections in Lender's Concentration Account pursuant to Section 2.3 of any of the Loan Agreements to satisfy any accrued, unpaid obligations arising under this Secured Term Note, but only after Borrower's Obligations that have arisen under the applicable Loan Agreements have been satisfied in full.

          d. Borrower will do or cause to be done all things necessary (i) to obtain and keep in full force and effect all material corporate existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply in all material respects with all applicable present and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (ii) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law.

          e. Borrower shall make sure that the making of the loan evidenced by this Secured Term Note shall not be subject to any penalty or special tax (other than withholding taxes), shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

          f. Within forty-five (45) days following the date of this Secured Term

     Note Borrower shall use its reasonable best efforts to obtain from each Medical Group subject to the Loan Agreements (i) UCC-1 Financing Statements evidencing the transfer by each such Medical Group to Borrower of all right, title and interest in the Accounts being financed under the Loan Agreements (with each being referred to herein as the "Transfer"), and (ii) to the extent not previously obtained, a signed acknowledgment of such Transfer for the direct benefit of Lender, that confirms both the Transfer and Lender's first priority security interest in the Accounts pursuant to the applicable Loan Agreement.

          g. Borrower shall cause Naresh Nagpal, M.D., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Oak Investment Partners VI, L.P., and Oak VI Affiliates Fund, L.P. and any other potential investors to purchase collectively at least $1,300,000 of Borrower's Preferred Stock at any time during the period commencing on the date hereof and ending on September 30, 1997, which proceeds will be used by Borrower to fund the acquisition of medical practices.

          h. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof, before the same shall be in default and prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, would become a lien or charge upon the properties or any part thereof of Borrower; provided, however, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, and Borrower shall have set aside on their books adequate reserves therefor; and provided further, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially adversely affected, altered or impaired thereby.

          i. Borrower will carry adequate public liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area.

          j. Subject to Section 9.20 of the Loan Agreements, Borrower will furnish to Lender such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower, and permit upon reasonable notice and only during business hours, any officer, employee or agent of Lender to visit and inspect any of the properties, to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, all at such times and as often as Lender may reasonably require provided that Lender shall give Borrower reasonable opportunity to participate in any discussions with Borrower's accountants.

          k. Except as permitted by Section 11(c), Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, betterment and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          l. Borrower promptly will notify Lender upon the occurrence of: (i) any Event of Default; (ii) any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default; (iii) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower as of the date of such statements; (iv) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which could reasonably be expected to materially adversely affect its condition (financial or otherwise) or operations or to expose Borrower to uninsured liability of $250,000.00 or more; (v) any default claimed by any other creditor for Borrowed Money of

     Borrower other than Lender in respect of Borrowed Money in a principal amount in excess of $250,000.00; and (vi) any other development in the business or affairs of Borrower which would be materially adverse; in each case describing the nature thereof and (in the case of notification under clauses (i) and (ii)) the action Borrower proposes to take with respect thereto.

          m. Borrower will (i) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (ii) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (iii) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (a) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (b) upon the occurrence of any event which would trigger the assertion of a claim for withdrawal liability against Borrower; and (c) upon the occurrence of any event that would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

          n. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted hereby) and to perfect and protect Lender's lien and security interest in the Collateral, as Lender may request.

          o. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

          p. Borrower shall continue to collect its Accounts in the ordinary course of business.

          q. Borrower shall give ten (10) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

          r. Borrower shall continue in the business currently conducted by it. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the date hereof, or engage in business or lines of business which are not reasonably related thereto.

          s. Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than $250,000.00.

          t. Borrower will, on reasonable demand of Lender, but subject to limitations under applicable law (including, without limitation, Federal and state law regarding confidentiality of patient records and other information) and contractual or other confidentiality obligations, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

          u. Borrower shall cause each Medical Group under the applicable Loan Agreements to maintain all provider numbers and licenses necessary to ensure the validity of Qualified Accounts, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. If required, all Medicaid/Medicare cost reports will be properly filed by the applicable Medical Group.

          v. Together with the financial statements delivered pursuant to
     Section 10(a) Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance reasonably satisfactory to Lender setting forth:

               (i) The information required in order to establish whether Borrower is in compliance with the requirements of Section 10(b) as of the end of the period covered by the financial statements then being furnished; and

               (ii) That the signer has reviewed the relevant terms of this Secured Term Note, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the statements being delivered and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

          w. Absent death or disability, Naresh Nagpal, M.D. and David Fater shall serve without interruption as President and Chief Executive Officer, and Chief Financial Officer, respectively, of Borrower.

     11. Negative Covenants.

     Borrower covenants and agrees that until this Secured Term Note shall be repaid in full:

          a. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money without Lender's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Borrower shall be permitted to incur the following: (i) indebtedness to Lender; (ii) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted or not prohibited by Section 7.3 of any Loan Agreement; (iii) accounts payable to trade creditors and current operating expenses which are not aged more than one hundred twenty (120) days from the billing date or more than sixty (60) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (iv) borrowing incurred in the ordinary course of its business and not exceeding $100,000.00 in the aggregate outstanding at any one time; (v) borrowed money not to exceed $250,000.00 in the aggregate outstanding at any one time incurred by Borrower or any subsidiary after the date hereof; provided, that (x) such Indebtedness for Borrowed Money is incurred on account of purchase money or finance lease arrangements of assets acquired by Borrower or a Subsidiary after the Closing Date, (y) each such purchase money or finance lease arrangement does not exceed the cost of the assets acquired or leased; and (z) any Lien securing such purchase money or finance lease arrangement does not extend to the Collateral or any assets or property other than that purchased or leased; (vi) capital leases of equipment not to exceed $100,000.00 of aggregate lease obligations in any calendar year; (vii) indebtedness for Borrowed Money as set forth on
     Schedule 7.1 of any Loan Agreement. If an Event of Default shall have occurred and be continuing. Borrower will not make voluntary prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender).

          b. Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

          c. Borrower will not without Lender's prior written consent, which shall not be unreasonably withheld, enter into any merger or consolidation with or acquire all or substantially all of the assets of any Person, and will not sell, lease, or otherwise dispose of any of the assets except in the ordinary course of its business except for (i) sales of assets not to exceed $50,000.00 in any calendar year; (ii) asset purchases in the ordinary course of Borrower's business of acquiring/managing medical practices (including without limitation purchases of assets from medical practitioners for use in rendering services under management service agreements with such practitioners); and
     (iii) sales or dispositions of used or obsolete equipment no longer useful in the business.

          d. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without the prior written notice to, and the express written consent of, Lender, which consent may be withheld in Lender's sole discretion.

          e. Borrower will not declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall Borrower pay or become obligated to pay management fees or fees of a similar nature to any Person; provided, however, that so long as Lender has not notified Borrower of the existence of an Event Default hereunder, Borrower may make any such dividends or other distributions or purchase, redeem or otherwise acquire for value such outstanding stock, return any such capital, or pay any such management fees or fees of a similar nature subject any other terms and conditions of this Agreement.

          f. Borrower will not make loans or advances to any Person, other than
     (i) trade credit extended in the ordinary course of its business; (ii) advances for business travel and similar temporary advances in the ordinary course of business to officers, stockholders, directors, and employees; and
     (iii) advances to physician groups under management services agreements.

          g. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
     (ii) for Borrowed Money permitted to be incurred under Section 7.1 of any Loan Agreement.

          h. Borrower will not, without Lender's prior written consent, which shall not be unreasonably withheld, form any subsidiary.

          i. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

          j. Borrower will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited hereunder. For purposes of the foregoing, Lender consents to the transactions described on Schedule 7.12 of any Loan Agreement.

          k. Borrower will not become or be a party to any contract or agreement which would cause Borrower to breach this Secured Term Note.

          l. Borrower will not carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

          m. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          n. Borrower will not at any time allow its net worth, as computed in accordance with GAAP, to fall below $5,000,000.00 (excluding the effect of accelerated writeoffs of intangibles).

     12. Events of Default. The following events are each an "Event of Default" under this Secured Term Note:

          a. Borrower fails to make any payment of principal when due or fails to make any payment of interest, fees or other amounts owed to or for the account of Lender hereunder and such interest, fees or other amounts remain unpaid for five (5) days after written notice from Lender that such payment is due; or

          b. Borrower has made any representations or warranties in this Secured Term Note, the Loan Documents, any financial statement delivered to Lender or otherwise in connection herewith or therewith which contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender; or

          c. Borrower shall fail to perform or observe, or cause to be performed or observed, any other term, obligation, covenant, condition or agreement contained in this Secured Term Note, and any such failure shall have continued for a period of twenty (20) days after written notice thereof from Lender; or

          d. Borrower shall (i) apply for, or consent in writing to, the appointment of a receiver, trustee or liquidator; or (ii) file a voluntary petition seeking relief under the Bankruptcy Code, or be unable, or admit in writing Borrower's inability, to pay their debts as they become due; or
     (iii) make a general assignment for the benefit of creditors; or (iv) file a petition or an answer seeking reorganization or an arrangement or a readjustment of debt with creditors, apply for, take advantage, permit or suffer to exist the commencement of any insolvency, bankruptcy, suspension of payments, reorganization, debt arrangement, liquidation, dissolution or similar event, under the law of the United States or of any state in which Borrower is a resident; or (v) file an answer admitting the material allegations of a petition filed against Borrower in any such bankruptcy, reorganization or insolvency case or proceeding or (vi) take any action authorizing, or in furtherance of, any of the foregoing; or

          e. (i) an involuntary case is commenced against Borrower and the petition is not controverted within ten (10) days or is not dismissed within sixty (60) days after the commencement of the case or (ii) an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Borrower bankrupt or insolvent, or appointing a receiver, trustee or liquidation of Borrower or of all or substantially all of the assets of Borrower and such order, judgment or decree shall continue unstayed and in effect for a period sixty
     (60) days or shall not be discharged within ten (10) days after the expiration of any stay thereof;

          f. Any obligation of Borrower for the payment of Borrowed Money in a principal amount in excess of $250,000.00 is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

          g. One or more final judgments in excess of $250,000.00 against Borrower or attachments against its property not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of twenty (20) days;

          h. An Event of Default occurs under any of the Loan Agreements or any of the other Loan Documents;

          i. Borrower ceases any material portion of its business operations as presently conducted;

          j. There shall occur a material adverse change in the financial condition or business prospects of Borrower and its subsidiaries taken as a whole, which default shall have continued unremedied for a period of ten
     (10) days after written notice from Lender.

     13. Lender's Rights.


     a. Upon the occurrence of an Event of Default, Lender may, in addition to the acceleration rights set forth in Section 6 herein, proceed, to the extent permitted by law, to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Secured Term Note or in aid of the exercise of any power granted in this Secured Term Note, or proceed to enforce the payment of this Secured Term Note or to enforce any other legal or equitable right of Lender. No right or remedy herein, the other Loan Documents or in other agreement or instrument to the benefit of Lender is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise; provided, however that Lender shall not use the Collateral hereunder or apply the proceeds thereof to any outstanding obligation of the Borrower, except Borrower's obligation to pay Lender the outstanding Principal Sum, interest accrued thereon and fees associated therewith. Without limiting the generality of the foregoing, if the outstanding Principal Sum, or any of the other obligations of Borrower to Lender shall not be paid when due, Lender shall not be required to resort to any particular security, right or remedy or to proceed in any particular order of priority, and Lender shall have the right at any time and from time to time, in any manner and in any order, to enforce its security interests with respect to the Collateral, liens, rights and remedies, or any of them, as it deems appropriate in the circumstances, and apply the proceeds of any collateral to such obligations of Borrower as it determines in its sole discretion.

     b. In the event that an Event of Default has occurred as provided herein and Borrower has not paid the total outstanding principal, together with interest accrued thereon upon demand by Lender, then Borrower shall pay to Lender interest on such outstanding amounts at a rate per annum equal to the Base Rate plus three percent (3%) from the date such outstanding amounts are due until the date this Secured Term Note is paid in full. Borrower promises to pay all costs of collection, including reasonable attorneys' fees, if this Secured Term Note is referred to an attorney for collection after the Event of Default.

     14. No Defenses. Borrower's obligations hereunder shall not be subject to any set-off, counterclaim or defense to payment which Borrower now has.

     15. No Waiver. No failure or delay on the part of Lender in exercising any right, power or privilege under this Secured Term Note or the other Loan Documents, nor any course of dealing between Borrower and Lender, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any right, power or privilege.

     16. Writing Required. No modification or waiver of any provisions of this Secured Term Note or any other Loan Document, nor consent to any departure by Borrower, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by Lender and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall thereby entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     17. Usury Limitation. Notwithstanding anything contained herein to the contrary, Lender shall never be entitled to receive, collect or apply as interest any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and in the event Lender receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the Principal Sum; and if the Principal Sum is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable in any specific case exceeds the highest lawful rate, Lender and Borrower shall to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; and (ii) "spread" the total amount of interest throughout the entire term of the obligation so that the interest rate is deemed to have been uniform throughout said entire term.

     18. Notices. Any notice or demand given under this Secured Term Note shall be given by delivering it, sending by telecopier (with a confirming copy by regular mail), or by mailing it by certified or registered mail, postage prepaid, return receipt requested, or sent by prepaid overnight courier service addressed to Borrower at: Bone, Muscle & Joint, Inc., 4800 North Federal Highway, Suite 104-D, Boca Raton, Florida 33431, Attention: David H. Fater, Executive Vice President and Chief Financial Officer, Telephone: (561) 391-1311,
Telecopier: (561) 391-1389; with a copy to O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10012, Attention: Lawrence G. Graev, Esquire, Telephone: (212) 408-2400, Telecopier: (212) 408-2420. Any notice to be given to Lender under this Secured Term Note shall be given by delivering it, sending by telecopier (with a confirming copy by regular mail), or mailing it by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, addressed to Lender at: 2 Wisconsin Circle, Suite 320, Chevy Chase, MD 20815 Attention: Ethan D. Leder, President, Telecopier:
(301) 664-9860, or at such other place as Lender may specify in writing to Borrower. Each party may designate a change of address by notice to the other given in accordance herewith at least fifteen (15) days before such change of address is to become effective. A notice given under this Secured Term Note shall be deemed received five (5) days after it is sent by regular mail, or upon receipt when it is delivered or sent by telecopier according to the requirements of this paragraph, or if sent by courier on the next Business Day following deposit with the courier.

     19. Section Headings. The headings of the several paragraphs of this Secured Term Note are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision.


     20. Severability. Any provision contained in this Secured Term Note which is prohibited or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     21. Survival of Terms. All covenants, agreements, representations and warranties made in this Secured Term Note or in any financial statements delivered pursuant hereto shall survive Borrower's execution and delivery of this Secured Term Note to Lender and shall continue in full force and effect so long as this Secured Term Note or any other obligation hereunder shall be outstanding and unpaid or any other obligation of Borrower hereunder shall remain unperformed.

     22. Choice of Law; Consent to Jurisdiction. THIS SECURED TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS SECURED TERM NOTE IS COMMENCED BY LENDER IN THE STATE OF MARYLAND OR FEDERAL COURT LOCATED IN THE STATE OF MARYLAND, BORROWER AND LENDER HEREBY CONSENT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 18 HEREOF.

     23. Waiver of Trial by Jury. EACH OF BORROWER AND LENDER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUES TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF BORROWER AND LENDER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH OF BORROWER AND LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

     24. Confession of Judgment. UPON AN EVENT OF DEFAULT, BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF BORROWER IN ANY COURT IN ONE OR

MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE ON THIS SECURED TERM NOTE (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS' FEES PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF BORROWER FOR PRIOR HEARING. BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND. BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

     25. Successors and Assigns. This Secured Term Note and the loan documents executed in connection herewith shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign, transfer, or participate any or all of its rights or obligations hereunder without notice to or consent of Borrower.

     IN WITNESS WHEREOF, the undersigned have executed this Secured Term Note as of the day and year first above written.


ATTEST:                                      BONE, MUSCLE & JOINT, INC.
(Seal)                                       a Delaware corporation

______________________________               By: _______________________________
                                             Name:
                                             Title:







THE FOREGOING IS ACKNOWLEDGED AND AGREED ON THIS 30TH DAY OF JUNE, 1997:


HCFP FUNDING, INC.



By:__________________________
Name:
Title:

                                    SCHEDULES


Loan Agreement dated March 28, 1997 (SCOI)

Loan Agreement dated May 6, 1997 (STSC)

Loan Agreement dated June 4, 1997 (Tri-City)

Loan Agreement dated June 6, 1997 (LOS)